Tidal Trust III 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 191 and No. 194 to the Registration Statement on Form N-1A of Tidal Trust III and to the use of our report dated March 30, 2026 on the financial statements and financial highlights of Intech S&P Large Cap Diversified Alpha ETF and Intech S&P Small-Mid Cap Diversified Alpha ETF, each a series of Tidal Trust III, appearing in Form N-CSR for the year ended January 31, 2026, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

 Philadelphia, Pennsylvania

May 26, 2026